Exhibit (d)(2)

Confidentiality Agreement

This Confidentiality Agreement (the “Agreement”), effective as of October 16, 2012 (the “Effective Date”), is by and between KAYDON CORPORATION (the “Disclosing Party” or “Company”) and SKF USA INC. (the “Recipient”).

WHEREAS, in connection with the Recipient’s consideration of a possible acquisition (the “Transaction”) of the Company, the Recipient has requested certain information concerning the Company which is non-public, confidential, or proprietary in nature; and

WHEREAS, the Disclosing Party wishes to protect and preserve the confidentiality of such information.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	For purposes of this Agreement, the following terms have the following meanings:

(a) “Evaluation Material” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Disclosing Party or its Representatives before or after the date hereof regarding the Company, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents prepared by or for the Recipient which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Evaluation Material” as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement); (ii) was or becomes available to the Recipient from a source other than the Disclosing Party or its Representatives, provided that such source, to Recipient’s knowledge, is not and was not bound by a confidentiality agreement regarding the Company; or (iii) has been independently acquired or developed by the Recipient without violating any of its obligations under this Agreement.

(b) “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, association, trust, members of joint venture entities or other entity.

(c) “Representatives” means, as to any Person, such Person’s affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants).

Other terms not specifically defined in this Section I shall have the meanings given them elsewhere in this Agreement.

2.	The Recipient shall keep the Evaluation Material strictly confidential and shall not disclose or permit its Representatives to disclose any Evaluation Material except: (a) if required by law, regulation or legal or regulatory process, but only in accordance with Section 5, or (b) to its Representatives, to the extent necessary to permit such Representatives to assist the Recipient in evaluating, negotiating and consummating the Transaction.

The Recipient agrees that it will inform its Representatives of the provisions of this Agreement and instruct each Representative to comply with the provisions hereof. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that AB SKF (“Parent”), the ultimate parent company of the Recipient, and each of Parent’s affiliates shall be obligated to comply with the provisions of this Agreement, including without limitation Sections 7 and 8 hereof, as if it were a party hereto. The Recipient shall be responsible for any breach of this Agreement by Parent, Parent’s affiliates or any of Recipients other Representatives.

3.	Except for such disclosure as is necessary not to be in violation of any applicable law, regulation, order or other similar requirement of any governmental, regulatory or supervisory authority or any applicable listing agreement, the parties hereto shall not, and shall not permit any of their respective Representatives to, without the prior written consent of the other party, disclose to any person: (a) the fact that the Evaluation Material has been made available to or that the Recipient has received or inspected any portion of the Evaluation Material, (b) the existence or contents of this Agreement, (c) the fact that investigations, discussions or negotiations are taking or have taken place concerning the Transaction, including the status thereof or (d) any terms, conditions or other matters relating to the Transaction. Notwithstanding the foregoing, the Disclosing Party may, after consultation with Recipient, make such press releases and other public statements which are necessary to comply with applicable securities laws or the rules of any stock exchange or market on which its securities are traded.

4.

The Recipient understands and agrees that none of the Disclosing Party or any of its Representatives: (a) have made or make any representation or warranty hereunder, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (b) shall have any liability hereunder to the Recipient or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The parties agree that unless and until a definitive agreement between the Disclosing Party and Recipient has been executed and delivered with respect to the Transaction (which definitive agreement shall not include a letter of intent or a preliminary written agreement) (a “Definitive Transaction Agreement”), none of the parties hereto will be under any legal obligation of any kind whatsoever with respect to the Transaction, including any obligation to (i) consummate a Transaction, (ii) conduct or continue discussions or negotiations or (iii) enter into or negotiate a Definitive Transaction Agreement. The parties hereto each reserve the right, in such parties’ sole discretion, to reject any and all proposals made by the other party or on its behalf with regard to the Transaction, to terminate discussions and negotiations with the other party at any time and to enter into any agreement with any other Person without notice to the other party or any of such party’s Representatives, at any time and for any reason or no reason. The Disclosing Party reserves the right, in its sole discretion, to (i) decline to provide any requested information (including Evaluation Material) to the Recipient or its Representatives and (ii) conduct the process relating to a possible Transaction with the Recipient or to change the procedure for conducting such process.

5.	If the Recipient or any of its Representatives is requested by any governmental agency or regulatory authority to disclose any Evaluation Material, the Recipient shall (a) take all reasonable steps to preserve the privileged nature and confidentiality of the Evaluation Material, including requesting that the Evaluation Material not be disclosed to non-parties or the public; (b) give the Disclosing Party prompt prior written notice of such request or requirement so that the Disclosing Party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (c) cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, the Recipient (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, on the advice of the Recipient’s counsel, is legally required to be disclosed and, upon the Disclosing Party’s request, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

6.	The Recipient hereby represents and warrants that the Recipient is not acting as a broker for or Representative of any other Person in connection with the Transaction, and is considering the Transaction only for its own account and for the account of its affiliates.

7.	The Recipient agrees that, for a period of eighteen (18) months from the Effective Date, (i) neither it or its Parent, nor any of their affiliates will initiate or maintain contact (except for contacts in the ordinary course of business) with any officer, director or employee of the Company or any of its subsidiaries regarding its business, assets, operations, prospects or finances, except with the express permission of a duly authorized executive officer of the Company (including but not limited to the CEO, the CFO and the General Counsel), and (ii) neither it or its Parent, nor any of their affiliates will solicit for employment or employ (a) any individual identified in writing to the Recipient by the Company in connection with this Agreement or (b) any officer, director or key employee of the Disclosing Party or its subsidiaries who was identified by the Recipient, its Parent or any of their affiliates as a result of its evaluation of the Disclosing Party in connection with the Transaction. The prohibition in clause (ii) shall not apply to solicitations made to the public or the industry generally, except that the prohibition shall in all cases apply with respect to the individuals identified by the Company as contemplated by sub clause (ii) (a).

8.

Neither the Recipient nor any of the Recipient’s affiliates that have received Evaluation Materials nor any of the Recipient’s Representatives acting on behalf of or in concert with the Recipient shall, for a period of eighteen (18) months after the Effective Date, without the prior written consent or invitation of the board of directors of the Disclosing Party (the “Board of Directors”), directly or indirectly, (i) effect or seek, offer or propose

(whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in: (a) any acquisition of any indebtedness or any securities or any rights to acquire any indebtedness or any securities (or any other beneficial ownership thereof) or assets of the Disclosing Party or any of its subsidiaries, except that Recipient or its affiliates may beneficially own up to 2% of each class of the Company’s outstanding loans, debt securities and equity securities, (b) any merger or other business combination or tender or exchange offer involving the Disclosing Party or any of its subsidiaries, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Disclosing Party or any of its subsidiaries, or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote or otherwise with respect to any voting securities of the Disclosing Party, or make any communication exempted from the definition of “solicitation” by Rule 14a-1(1)(2)(iv) under the Securities Exchange Act of 1934, as amended (the “Exchange Act’), (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Disclosing Party; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Disclosing Party; (iv) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or encourage, any third party with respect to any of the matters set forth in this paragraph, or make any investment in any other Person that engages, or offers or proposes to engage, in any of such matters; (v) take any action which might cause or require the Disclosing Party or the Recipient to make a public announcement regarding any of the types of matters set forth in this paragraph or (vi) disclose any intention, plan or arrangement inconsistent with this paragraph.

Notwithstanding the foregoing provisions of this Section 8, the restrictions set forth in this Section 8 shall terminate and be of no further force and effect if the Company enters into a definitive agreement with respect to or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise). Further, in no event shall Recipient or its affiliates be prevented from making a tender offer for outstanding voting stock of the Disclosing Party or any of its subsidiaries after such time as a third party has commenced, within the meaning of Rule 14d-2 of the Exchange Act, a tender offer for the outstanding shares of voting stock of such member of the Disclosing Party or any of its subsidiaries at a lower price.

9.

The Recipient hereby acknowledges that the Recipient is aware, and that the Recipient will advise its Representatives who are informed as to the matters that are subject of this Agreement, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of the Company or from communication of such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You agree that you will not use or cause any other person to use, and that you will use commercially reasonable efforts to assure that none of your Representatives will use or cause any other person to use, any Evaluation Material in contravention of the United States securities laws.

10.	At any time upon the Disclosing Party’s written request, the Recipient shall promptly return all Evaluation Material (including all copies, extracts or other reproductions) to the Disclosing Party or certify in writing to the Disclosing Party that such Evaluation Material (including any Evaluation Material held electronically) has been destroyed; provided that (i) neither the Recipient nor any of its Representatives shall be required to destroy any electronic copy of any Evaluation Material that is created pursuant to such Person’s standard electronic backup and archival procedures, (ii) the Recipient and its Representatives may each retain (a) one copy of any Evaluation Material to the extent required to defend or maintain any litigation relating to this Agreement or the Evaluation Material, or established document retention policies and (b) such copies of the Evaluation Material to the extent required to comply with requirements of applicable law, and (iii) neither the Recipient nor any of its Representatives shall be required to destroy any proprietary financial analyses or models prepared by the Recipient or its Representatives in connection with the evaluation of the Transaction so long as all Evaluation Material is deleted from all such financial analyses and models. Notwithstanding the return or destruction of Evaluation Material, the Recipient and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

11.	The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Recipient or any of its Representatives and that in addition to all other remedies it may be entitled to, the Disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

12.	The obligations of confidentiality hereunder shall continue for a period of three (3) years after the Effective Date (the “Term”).

13.	This Agreement shall be governed by the laws of the State of Delaware.

14.	This Agreement sets forth the entire agreement regarding the Evaluation Material, and supersedes all prior negotiations, understandings and agreements. No provision of this Agreement may be modified, waived or changed except by a writing signed by the parties hereto.

15.	If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other Persons, places or circumstances shall remain in full force and effect.

16.	Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the non-assigning party. Any purported assignment without such consent shall be void and unenforceable.

17.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Execution and delivery of this Agreement by exchange of facsimile copies or by exchanging Portable Document Format (“PDF”) copies bearing the signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile and PDF copies shall constitute enforceable original documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

SKF USA INC.

By:	/s/ Poul Jeppesen
Name:	Poul Jeppesen
Title:	President & CEO

KAYDON CORPORATION

By:	/s/ James O’Leary
Name:	James O’Leary
Title:	Chairman, President and CEO